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        VOTING INSTRUCTIONS FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                      MORGAN STANLEY DEAN WITTER VARIABLE
               INVESTMENT SERIES-CAPITAL APPRECIATION PORTFOLIO
                       TO BE HELD ON FEBRUARY 24, 1999

This Instruction Card is solicited by ________________ from owners of variable annuity contracts and/or variable life insurance policies issued by ________________ who have specified that a portion of their investment be allocated to this Portfolio of Morgan Stanley Dean Witter Variable Investment Series.


The undersigned contract/policy owner hereby instructs that the votes attributable to the undersigned's interest with respect to the above-referenced Portfolio be cast as directed on the reverse side at the Special Meeting of Shareholders of Morgan Stanley Dean Witter Variable Investment Series-Capital Appreciation Portfolio on February 24, 1999 at 10:30 a.m., New York City time. The undersigned, by completing this form, does hereby authorize ________________ to exercise its discretion in voting upon such other business as may properly come before the Meeting.

This Instruction Card, when properly executed, will be voted by ________________ in the manner directed herein by the undersigned. If no direction is made, the votes attributable to this Instruction Card will be voted FOR the proposal listed on the reverse side. Interests in the Portfolio for which no instructions are received will be voted by ________________ in the same proportion as votes for which Instructions are received for the Portfolio.

                                        NOTE:  PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS ON THIS VOTING INSTRUCTIONS
                                        CARD.  PLEASE MARK, SIGN, DATE AND MAIL
                                        YOUR VOTING INSTRUCTIONS CARD IN THE
                                        ENCLOSED POSTAGE-PAID ENVELOPE.  If
                                        joint owners, each should sign.  When
                                        signing as executor, trustee, etc.,
                                        give full title as such.

                                        _____________________________
                                        Signature

                                        _____________________________
                                        Signature (if held jointly)

                                        ______________________, 199_
                                        Date


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THE TRUSTEES RECOMMEND THAT SHAREHOLDERS VOTE FOR THE FOLLOWING PROPOSAL.
Please mark your choices below in blue or black ink. Example /X/ Sign the Voting Instructions Card on the reverse side and return as soon as possible in the enclosed envelope.


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1.   Approval of an Agreement and Plan of Reorganization, dated October 28, 1998
     (the "Reorganization Agreement"), pursuant to which all of the assets of Capital Appreciation Portfolio would be combined with those of Equity Portfolio, another Portfolio of Morgan Stanley Dean Witter Variable Investment Series, and shareholders of Capital Appreciation Portfolio would become shareholders of Equity Portfolio receiving shares of Equity
     Portfolio with a value equal to the value of their holdings in Capital Appreciation Portfolio.


                                        FOR       AGAINST        ABSTAIN
                                        / /         / /            / /

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